For further information:         TRADED: NYSE (IEX)                            EX-99.1
Investor Contact:
Wendy Palacios
Vice President FP&A and Investor Relations
(847) 498-7070

IDEX REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Fourth Quarter Highlights
(All comparisons against the fourth quarter of 2023 unless otherwise noted)
•Record sales of $863 million, up 9% overall and 3% organically
•Reported diluted EPS of $1.62, up 13%; adjusted diluted EPS of $2.04, up 11%
•Operating cash flow of $173 million, down 14%, was 140% of net income, down from 185%
•Free cash flow of $157 million, down 12%, yielded conversion of 101% of adjusted net income, down from 129%

Full Year Highlights
(All comparisons against full year 2023 unless otherwise noted)
•Reported sales of $3.3 billion, flat overall and down 2% organically
•Reported diluted EPS of $6.64, down 15%; adjusted diluted EPS of $7.89, down 4%
•Operating cash flow of $668 million, down 7%, was 132% of net income, up from 120%
•Free cash flow of $603 million, down 4%, yielded conversion of 101%, flat with prior year

2025 Outlook
•Full year organic sales are projected to increase 1% to 3% over the prior year
•Full year GAAP diluted EPS of $6.56 to $6.96 (adjusted diluted EPS of $8.10 to $8.45)
•First quarter 2025 organic sales are projected to decrease 3% to 4% from the prior year period
•First quarter GAAP diluted EPS of $1.18 to $1.24 (adjusted diluted EPS of $1.60 to $1.65)

NORTHBROOK, IL, FEBRUARY 4, 2025 - IDEX Corporation (NYSE: IEX) today announced its financial results for the quarter and year ended December 31, 2024.

“IDEX teams drove a strong finish to the year and continued to deliver on their commitments to customers in an increasingly uncertain environment. Our company continues to write its next chapter, positioning us for dynamic growth in markets powered by global megatrends. Our 80/20 mindset allows us to adjust resources and self-fund the buildout of scale as we bring newly-acquired and longtime IDEX companies together to grow within advantaged markets,” said Eric D. Ashleman, IDEX Corporation Chief Executive Officer and President.

“In our Health & Science Technologies segment, we are encouraged by the continued pattern of strong organic orders growth. The teams delivered key customer projects that offset some ongoing headwinds within our most important application verticals. Mott, our most recent acquisition, achieved strong results within their first quarter with IDEX as they delivered a significant advanced filtration systems project,” Ashleman said.

“Our Fluid & Metering Technologies teams drove modest orders, sales and profitability growth overall across a broad spectrum of industrial and municipal markets. Our Fire & Safety / Diversified Products teams achieved another quarter of record sales and solid organic growth driven by positive returns on long term automation bets within mature market firefighting technologies and emerging market architectural coatings.”

“We face a fair amount of geopolitical and economic uncertainty as we head into 2025. However, we continue to have conviction in the underlying strength of our target markets and the ability of our teams to collaborate across businesses to drive organic and inorganic growth. We'll continue to leverage our 80/20 capabilities to focus resources on our best opportunities and streamline the organization to make sure we are making the right decisions at the point of impact. We remain committed to a path towards double-digit earnings expansion enabled by organic and inorganic growth outperformance.”

Consolidated Results

	For the Quarter Ended December 31,			For the Year Ended December 31,
(Dollars in millions, except per share amounts)	2024	2023	Increase (Decrease)	2024	2023	Increase (Decrease)
Orders	$816.8	$753.9	$62.9	$3,190.9	$3,057.6	$133.3
Change in organic orders*			5%			3%
Net sales	$862.9	$788.9	$74.0	$3,268.8	$3,273.9	$(5.1)
Change in organic sales*			3%			(2%)
Gross profit	$367.1	$336.8	$30.3	$1,445.2	$1,446.9	$(1.7)
Adjusted gross profit*	372.1	337.2	34.9	1,454.8	1,448.5	6.3
Net income attributable to IDEX	123.2	108.6	14.6	505.0	596.1	(91.1)
Adjusted net income attributable to IDEX*	155.1	139.0	16.1	598.5	623.6	(25.1)
Adjusted EBITDA*	227.5	203.6	23.9	874.3	899.6	(25.3)
Diluted EPS attributable to IDEX	1.62	1.43	0.19	6.64	7.85	(1.21)
Adjusted diluted EPS attributable to IDEX*	2.04	1.83	0.21	7.89	8.22	(0.33)
Cash flows from operating activities	172.6	201.0	(28.4)	668.1	716.7	(48.6)
Free cash flow*	157.1	179.4	(22.3)	603.0	626.8	(23.8)
Operating cash flow as a percent of net income	140%	185%	(4,500) bps	132%	120%	1,200 bps
Free cash flow conversion*	101%	129%	(2,800) bps	101%	101%	0 bps
Gross margin	42.5%	42.7%	(20) bps	44.2%	44.2%	0 bps
Adjusted gross margin*	43.1%	42.7%	40 bps	44.5%	44.2%	30 bps
Net income margin	14.3%	13.7%	60 bps	15.4%	18.2%	(280) bps
Adjusted EBITDA margin*	26.4%	25.8%	60 bps	26.7%	27.5%	(80) bps
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable GAAP financial measures in the reconciliation tables at the end of this release.

Fourth Quarter
•Net sales increased largely due to the net impact of acquisitions and divestitures, as newly acquired Mott Corporation ("Mott") delivered a major project, and strong price capture was realized across all segments.
•Gross margin decreased as the benefit from strong price/cost and operational productivity across all segments was offset by higher employee-related costs, unfavorable mix, higher discretionary spending and the net dilutive impact of acquisitions and divestitures, including higher fair value inventory step-up charges. Adjusted gross margin improved as it was not negatively impacted by fair value inventory step-up charges.
•Diluted EPS and Adjusted diluted EPS both increased, reflecting higher operational results and certain discrete tax benefits during the current year period, partly offset by higher interest due to financing for the Mott acquisition and higher depreciation expense. On a GAAP basis, higher amortization expense was offset by the absence of the loss on the sale of Novotema, SpA ("Novotema") recorded during the prior year period.
•Cash flows from operations and free cash flow both decreased. Higher earnings were more than offset by the timing of customer deposits and project deliveries as well as the timing of payment for inventory purchases. The impact of lower cash flows from operations on free cash flows was partly mitigated by lower capital spending in the current year period.

Full Year
•Net sales decreased as a result of lower volumes, primarily within our Health & Science Technologies businesses driven by broad based market softness throughout the year, which was mostly offset by strong price capture across all segments as well as the net benefit of acquisitions and divestitures.
•Gross margin was relatively flat. Strong price/cost and improved operational productivity, net of lower volume leverage, were offset by higher employee-related costs and unfavorable mix. Adjusted gross margin improved as it was not negatively impacted by higher fair value inventory step-up charges.
•Diluted EPS and Adjusted diluted EPS both decreased, reflecting lower operating results and higher depreciation expense. GAAP Diluted EPS also reflects higher amortization expense as well as the absence of the gain on sale of Micropump, Inc. recorded during the prior year period and the related tax expense during the prior year period, all of which was excluded from Adjusted diluted EPS.
•Cash flows from operations and free cash flow both decreased, reflecting lower earnings, the timing of customer deposits and project deliveries as well as larger inventory reductions in the prior year period. Lower cash payments in 2024 compared to the prior year, including payments for taxes, variable compensation and interest, partly mitigated these items. The impact of lower cash flows from operations on free cash flows was partly mitigated by lower capital spending in 2024 compared to the prior year.

Segment Highlights

	For the Quarter Ended December 31, (a)
(Dollars in millions)	2024	2023	Increase (Decrease)
Fluid & Metering Technologies ("FMT")
Net sales	$299.3	$299.1	$0.2
Change in organic sales*			3%
Adjusted EBITDA(b)	94.7	92.2	2.5
Adjusted EBITDA margin	31.6%	30.8%	80 bps
Health & Science Technologies ("HST")
Net sales	$373.2	$312.7	$60.5
Change in organic sales*			—%
Adjusted EBITDA(b)	98.6	80.7	17.9
Adjusted EBITDA margin	26.4%	25.8%	60 bps
Fire & Safety/Diversified Products ("FSDP")
Net sales	$192.9	$179.0	$13.9
Change in organic sales*			8%
Adjusted EBITDA(b)	54.3	51.6	2.7
Adjusted EBITDA margin	28.1%	28.9%	(80) bps
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable GAAP financial measures in the reconciliation tables at the end of this release.

(a) Three month data includes the results of the acquisitions of STC Material Solutions (December 2023) and Mott (September 2024) in the HST segment. Three month data also includes the results of Novotema (December 2023) in the HST segment and Alfa Valvole, Srl (June 2024) in the FMT segment through the respective dates of disposition.
(b) Segment Adjusted EBITDA excludes unallocated corporate costs which are included in Corporate and other.

Fluid & Metering Technologies Segment
•Net sales for the fourth quarter 2024 were relatively flat compared to the prior year period. Organic growth of 3% was driven by price capture, which was offset by the impact of divestitures. Volumes also increased slightly with targeted growth initiatives, industrial projects, and strength in water markets more than offsetting softness in agriculture and energy markets.
•Adjusted EBITDA margin for the fourth quarter 2024 increased primarily due to favorable operational productivity, strong price/cost and the accretive impact of divestitures, partially offset by higher employee-related costs and higher discretionary spending.

Health & Science Technologies Segment
•Net sales for the fourth quarter 2024 were up 19% driven by the acquisition of Mott. Organic sales were flat as strong price capture and the execution of targeted growth initiatives were offset by cyclical softness in the life sciences, automotive, and semiconductor markets.
•Adjusted EBITDA margin for the fourth quarter 2024 increased primarily due to strong price/cost and favorable operational productivity, net of lower volume leverage, partially offset by higher employee-related costs, higher discretionary spending and the net dilutive impact of acquisitions and divestitures.

Fire & Safety/Diversified Products Segment
•Net sales for the fourth quarter 2024 were up 8% as a result of organic growth, driven by higher volumes and price capture reflecting continued recovery in fire original equipment manufacturer markets, targeted growth initiatives, and projects in China, which more than offset softer demand in automotive and aerospace markets and unfavorable mix due to the cyclical nature of project sales in our North American dispensing business.
•Adjusted EBITDA margin for the fourth quarter 2024 decreased due to unfavorable mix and higher employee-related costs, partially offset by higher volumes, favorable operational productivity and strong price/cost.

Corporate Costs
Corporate costs included in consolidated Adjusted EBITDA were $20.1 million during the fourth quarter of 2024, $0.8 million lower compared with the same prior year period.

Other Fourth Quarter Items
•Repaid the remaining balance of $25.0 million under our term facility in October 2024.
•Repaid $69.1 million in October 2024, leaving $269.8 million outstanding under our revolving credit facility.

Conference Call to be Broadcast over the Internet
IDEX will broadcast its fourth quarter earnings conference call over the Internet on Wednesday, February 5, 2025 at 9:30 a.m. CT. Chief Executive Officer and President Eric Ashleman and Senior Vice President and Chief Financial Officer Abhi Khandelwal will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be available on its website at www.idexcorp.com and the slide presentation will also be available on that website after the call. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13748409.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the Company’s first quarter 2025 and full year 2025 outlook including expected organic sales, expected earnings per share, and expected adjusted earnings per share and the assumptions underlying these expectations, anticipated future acquisition behavior, resource deployment and focus and organic and inorganic growth, returns on invested capital, anticipated trends in end markets, anticipated growth initiatives and the anticipated benefits of the Company’s recent or future acquisitions and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “guidance,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release.

The risks and uncertainties include, but are not limited to, the following: levels of industrial activity and economic conditions in the U.S. and other countries around the world, including uncertainties in the financial markets; pricing pressures, including inflation and rising interest rates, and other competitive factors and levels of capital spending in certain industries; the impact of severe weather events, natural disasters and public health threats; economic and political consequences resulting from terrorist attacks and wars; the Company’s ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; cybersecurity incidents; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in countries in which the Company operates; developments with respect to trade policy and existing, new or increased tariffs or other similar measures; interest rates; capacity utilization and the effect this has on costs; labor markets; supply chain conditions; market conditions and material costs; risks related to environmental, social and corporate governance issues, including those related to climate change and sustainability; and developments with respect to contingencies, such as litigation and environmental matters.

Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company’s subsequent quarterly reports filed with the Securities and Exchange Commission (“SEC”) and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation (NYSE: IEX) designs and builds engineered products and mission-critical components that make everyday life better. IDEX precision components help craft the microchip powering your electronics, treat water so it is safe to drink, and protect communities and the environment from sewer overflows. Our optics enable global broadband satellite communications, and our pumps move challenging fluids that range from hot, to viscous, to caustic. IDEX components assist healthcare professionals in saving lives as part of many leading diagnostic machines, including DNA sequencers that help doctors personalize treatment. And our fire and rescue tools, including the industry-leading Hurst Jaws of Life®, are trusted by rescue workers around the world. These are just some of the thousands of products that help IDEX live its purpose – Trusted Solutions, Improving Lives™. Founded in 1988 with three small, entrepreneurial manufacturing companies, IDEX now includes more than 50 diverse businesses around the world. With about 9,000 employees and manufacturing operations in more than 20 countries, IDEX is a diversified, high-performing, global company with approximately $3.3 billion in annual sales.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share amounts)
(unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net sales	$862.9	$788.9	$3,268.8	$3,273.9
Cost of sales	495.8	452.1	1,823.6	1,827.0
Gross profit	367.1	336.8	1,445.2	1,446.9
Selling, general and administrative expenses	197.9	173.6	758.7	703.5
Restructuring expenses and asset impairments	3.9	2.7	9.3	10.9
Operating income	165.3	160.5	677.2	732.5
Loss (gain) on sale of businesses	—	9.1	(4.0)	(84.7)
Other (income) expense - net	(2.6)	(0.4)	(2.6)	5.2
Interest expense - net	16.7	11.6	44.5	51.7
Income before income taxes	151.2	140.2	639.3	760.3
Provision for income taxes	28.0	31.9	134.7	164.7
Net income	123.2	108.3	504.6	595.6
Net loss attributable to noncontrolling interest	—	0.3	0.4	0.5
Net income attributable to IDEX	$123.2	$108.6	$505.0	$596.1

Earnings per Common Share:
Basic earnings per common share attributable to IDEX	$1.62	$1.43	$6.66	$7.87
Diluted earnings per common share attributable to IDEX	$1.62	$1.43	$6.64	$7.85

Share Data:
Basic weighted average common shares outstanding	75.8	75.6	75.7	75.6
Diluted weighted average common shares outstanding	75.9	75.8	75.9	75.9

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$620.8	$534.3
Receivables - net	465.9	427.8
Inventories - net	429.7	420.8
Other current assets	76.3	63.4
Total current assets	1,592.7	1,446.3
Property, plant and equipment - net	460.4	430.3
Goodwill	3,251.7	2,838.3
Intangible assets - net	1,284.8	1,011.8
Other noncurrent assets	155.7	138.5
Total assets	$6,745.3	$5,865.2

Liabilities and equity
Current liabilities
Trade accounts payable	$197.8	$179.7
Accrued expenses	278.7	271.5
Current portion of long-term borrowings	100.7	0.6
Dividends payable	52.5	48.5
Total current liabilities	629.7	500.3
Long-term borrowings - net	1,859.5	1,325.1
Deferred income taxes	267.2	291.9
Other noncurrent liabilities	194.8	206.7
Total liabilities	2,951.2	2,324.0
Shareholders' equity
Preferred stock	—	—
Common stock	0.9	0.9
Treasury stock	(1,170.3)	(1,187.0)
Additional paid-in capital	864.8	839.0
Retained earnings	4,230.2	3,934.3
Accumulated other comprehensive loss	(130.9)	(45.8)
Total shareholders' equity	3,794.7	3,541.4
Noncontrolling interest	(0.6)	(0.2)
Total equity	3,794.1	3,541.2
Total liabilities and equity	$6,745.3	$5,865.2

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	For the Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net income	$504.6	$595.6
Adjustments to reconcile net income to net cash flows provided by operating activities:
Gain on sale of businesses - net	(4.0)	(84.7)
Asset impairments	0.1	0.8
Credit loss on note receivable from collaborative partner	—	7.7
Depreciation	68.5	57.2
Amortization of intangible assets	107.1	94.9
Share-based compensation expense	25.8	21.8
Deferred income taxes	(19.4)	(14.7)
Changes in (net of the effect from acquisitions/divestitures and foreign currency translation):
Receivables - net	(16.9)	20.5
Inventories - net	17.6	66.2
Other current assets	(0.1)	(6.5)
Trade accounts payable	8.9	(25.3)
Deferred revenue	(17.9)	12.7
Accrued expenses	(8.6)	(34.8)
Other - net	2.4	5.3
Net cash flows provided by operating activities	668.1	716.7
Cash flows from investing activities
Capital expenditures	(65.1)	(89.9)
Acquisition of businesses, net of cash acquired	(984.5)	(311.8)
Proceeds from sale of businesses, net of cash remitted	45.1	118.6
Purchase of marketable securities	—	(29.0)
Proceeds from sale of marketable securities	4.5	24.8
Other - net	(6.5)	3.5
Net cash flows used in investing activities	(1,006.5)	(283.8)
Cash flows from financing activities
Borrowings under revolving credit facilities	279.3	—
Proceeds from issuance of long-term borrowings	496.7	100.0
Payments under revolving credit facilities	(69.1)	—
Payment of long-term borrowings	(50.0)	(250.0)
Debt issuance costs	(1.7)	—
Cash dividends paid to shareholders	(205.3)	(190.7)
Proceeds from share issuances, net of shares withheld for taxes	16.7	21.5
Repurchases of common stock	—	(24.2)
Other - net	(0.7)	(1.3)
Net cash flows provided by (used in) financing activities	465.9	(344.7)
Effect of exchange rate changes on cash and cash equivalents	(22.9)	15.9
Net increase in cash and cash equivalents and restricted cash	104.6	104.1
Cash and cash equivalents at beginning of year(1)	534.3	430.2
Cash and cash equivalents and restricted cash at end of period(1)	$638.9	$534.3

(1) Includes $18.1 million of restricted cash at December 31, 2024. The restricted cash has been included in Other current assets in the Condensed Consolidated Balance Sheets. There was no restricted cash as of December 31, 2023 or December 31, 2022.

IDEX CORPORATION
Company and Segment Financial Information
(in millions)
(unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net sales
Fluid & Metering Technologies	$299.3	$299.1	$1,233.2	$1,247.1
Health & Science Technologies	373.2	312.7	1,298.1	1,316.4
Fire & Safety/Diversified Products	192.9	179.0	744.3	718.8
Eliminations	(2.5)	(1.9)	(6.8)	(8.4)
Total IDEX	$862.9	$788.9	$3,268.8	$3,273.9
Depreciation
Fluid & Metering Technologies	$4.4	$3.8	$17.3	$14.1
Health & Science Technologies	11.7	9.1	41.2	33.2
Fire & Safety/Diversified Products	2.3	2.2	9.0	8.9
Corporate Office	0.2	0.2	1.0	1.0
Total IDEX	$18.6	$15.3	$68.5	$57.2
Amortization of intangible assets
Fluid & Metering Technologies	$5.4	$5.4	$21.1	$22.7
Health & Science Technologies	25.1	17.3	79.7	65.8
Fire & Safety/Diversified Products	1.6	1.6	6.3	6.4
Total IDEX	$32.1	$24.3	$107.1	$94.9
Restructuring expenses and asset impairments
Fluid & Metering Technologies	$0.8	$0.5	$2.4	$2.9
Health & Science Technologies	2.6	2.1	5.9	6.6
Fire & Safety/Diversified Products	0.3	0.1	0.5	0.9
Corporate Office	0.2	—	0.5	0.5
Total IDEX	$3.9	$2.7	$9.3	$10.9

Non-GAAP Measures of Financial Performance
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). The Company supplements certain GAAP financial performance metrics with non-GAAP financial performance metrics. Management believes these non-GAAP financial performance metrics provide investors with greater insight, transparency and a more comprehensive understanding of the financial information used by management in its financial and operational decision making because certain of these adjusted metrics exclude items not reflective of ongoing operations, as identified in the reconciliations below. Reconciliations of non-GAAP financial performance metrics to their most directly comparable GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with GAAP. Due to rounding, numbers presented throughout this and other documents may not add up or recalculate precisely.

All table footnotes can be found at the end of this Non-GAAP Measures section. There were no adjustments to GAAP financial performance metrics other than the items noted below.

•Organic orders and organic sales are calculated as orders and Net sales excluding amounts from acquired or divested businesses during the first twelve months of ownership or prior to divestiture and excluding the impact of foreign currency translation.
•Adjusted gross profit is calculated as gross profit plus fair value inventory step-up charges.
•Adjusted gross margin is calculated as adjusted gross profit divided by net sales.
•Adjusted net income attributable to IDEX is calculated as net income attributable to IDEX plus fair value inventory step-up charges, plus restructuring expenses and asset impairments, less the gain on sale of businesses - net, plus the credit loss on a note receivable from a collaborative partner, plus acquisition-related intangible asset amortization, all net of the statutory tax expense or benefit.
•Adjusted diluted EPS attributable to IDEX is calculated as adjusted net income attributable to IDEX divided by the diluted weighted average shares outstanding.
•Consolidated Adjusted EBITDA is calculated as consolidated earnings before interest expense - net, income taxes, depreciation and amortization, or consolidated EBITDA, less the gain on sale of businesses - net, plus fair value inventory step-up charges, plus restructuring expenses and asset impairments, plus the credit loss on a note receivable from a collaborative partner.
•Consolidated Adjusted EBITDA margin is calculated as Consolidated Adjusted EBITDA divided by net sales.
•Free cash flow is calculated as cash flows from operating activities less capital expenditures. Free cash flow conversion is calculated as free cash flow divided by adjusted net income attributable to IDEX.

Table 1: Reconciliations of the Change in Net Sales to Organic Sales

	FMT	HST	FSDP	IDEX
	For the Quarter Ended December 31, 2024
Change in net sales	—%	19%	8%	9%
Less:
Net impact from acquisitions/divestitures(1)	(2%)	19%	—%	6%
Impact from foreign currency	(1%)	—%	—%	—%
Change in organic sales	3%	—%	8%	3%

	For the Year Ended December 31, 2024
Change in net sales	(1%)	(1%)	4%	—%
Less:
Net impact from acquisitions/divestitures(1)	(1%)	6%	—%	2%
Impact from foreign currency	—%	—%	—%	—%
Change in organic sales	—%	(7%)	4%	(2%)

Table 2: Reconciliations of Reported-to-Adjusted Gross Profit and Gross Margin (dollars in millions)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Gross profit	$367.1	$336.8	$1,445.2	$1,446.9
Fair value inventory step-up charges	5.0	0.4	9.6	1.6
Adjusted gross profit	$372.1	$337.2	$1,454.8	$1,448.5

Net sales	$862.9	$788.9	$3,268.8	$3,273.9

Gross margin	42.5%	42.7%	44.2%	44.2%
Adjusted gross margin	43.1%	42.7%	44.5%	44.2%

Table 3: Reconciliations of Reported-to-Adjusted Net Income Attributable to IDEX and Diluted EPS Attributable to IDEX (in millions, except per share amounts)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Reported net income attributable to IDEX	$123.2	$108.6	$505.0	$596.1
Fair value inventory step-up charges	5.0	0.4	9.6	1.6
Tax impact on fair value inventory step-up charges	(1.0)	(0.1)	(2.0)	(0.4)
Restructuring expenses and asset impairments	3.9	2.7	9.3	10.9
Tax impact on restructuring expenses and asset impairments	(0.9)	(0.7)	(2.2)	(2.5)
Loss (gain) on sale of businesses	—	9.1	(4.0)	(84.7)
Tax impact on loss (gain) on sale of businesses	—	—	—	22.7
Credit loss on note receivable from collaborative partner(2)	—	—	—	7.7
Tax impact on credit loss on note receivable from collaborative partner	—	—	—	(1.6)
Acquisition-related intangible asset amortization	32.1	24.3	107.1	94.9
Tax impact on acquisition-related intangible asset amortization	(7.2)	(5.3)	(24.3)	(21.1)
Adjusted net income attributable to IDEX	$155.1	$139.0	$598.5	$623.6

Reported diluted EPS attributable to IDEX	$1.62	$1.43	$6.64	$7.85
Fair value inventory step-up charges	0.07	—	0.13	0.02
Tax impact on fair value inventory step-up charges	(0.01)	—	(0.02)	—
Restructuring expenses and asset impairments	0.05	0.04	0.12	0.15
Tax impact on restructuring expenses and asset impairments	(0.01)	(0.01)	(0.03)	(0.03)
Loss (gain) on sale of businesses	—	0.12	(0.05)	(1.12)
Tax impact on loss (gain) on sale of businesses	—	—	—	0.30
Credit loss on note receivable from collaborative partner(2)	—	—	—	0.10
Tax impact on credit loss on note receivable from collaborative partner	—	—	—	(0.02)
Acquisition-related intangible asset amortization	0.42	0.32	1.41	1.25
Tax impact on acquisition-related intangible asset amortization	(0.10)	(0.07)	(0.31)	(0.28)
Adjusted diluted EPS attributable to IDEX	$2.04	$1.83	$7.89	$8.22

Diluted weighted average shares outstanding	75.9	75.8	75.9	75.9

Table 4: Reconciliations of Net Income to Adjusted EBITDA (dollars in millions)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Reported net income	$123.2	$108.3	$504.6	$595.6
Provision for income taxes	28.0	31.9	134.7	164.7
Interest expense - net	16.7	11.6	44.5	51.7
Loss (gain) on sale of businesses	—	9.1	(4.0)	(84.7)
Depreciation	18.6	15.3	68.5	57.2
Amortization	32.1	24.3	107.1	94.9
Fair value inventory step-up charges	5.0	0.4	9.6	1.6
Restructuring expenses and asset impairments	3.9	2.7	9.3	10.9
Credit loss on note receivable from collaborative partner(2)	—	—	—	7.7
Adjusted EBITDA	$227.5	$203.6	$874.3	$899.6

Adjusted EBITDA Components:
FMT	$94.7	$92.2	$406.3	$416.1
HST	98.6	80.7	346.8	359.5
FSDP	54.3	51.6	214.2	208.6
Corporate and other	(20.1)	(20.9)	(93.0)	(84.6)
Total Adjusted EBITDA	$227.5	$203.6	$874.3	$899.6

Net sales	$862.9	$788.9	$3,268.8	$3,273.9

Net income margin	14.3%	13.7%	15.4%	18.2%
Adjusted EBITDA margin	26.4%	25.8%	26.7%	27.5%

Table 5: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (dollars in millions)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities	$172.6	$201.0	$668.1	$716.7
Less: Capital expenditures	15.5	21.6	65.1	89.9
Free cash flow	$157.1	$179.4	$603.0	$626.8

Reported net income attributable to IDEX	$123.2	$108.6	$505.0	$596.1
Adjusted net income attributable to IDEX	155.1	139.0	598.5	623.6

Operating cash flow as a percent of net income	140%	185%	132%	120%
Free cash flow conversion	101%	129%	101%	101%

Table 6: Reconciliation of Estimated 2025 Change in Net Sales to Change in Organic Sales

	Guidance
	First Quarter 2025		Full Year 2025
	Low End	High End	Low End	High End
Estimated change in net sales	—%	1%	4%	6%
Less:
Net impact from acquisitions/divestitures(1)	5%	5%	4%	4%
Impact from foreign currency	(1%)	(1%)	(1%)	(1%)
Estimated change in organic sales	(4%)	(3%)	1%	3%

Table 7: Reconciliation of Estimated 2025 Diluted EPS Attributable to IDEX to Adjusted Diluted EPS Attributable to IDEX

Guidance
	First Quarter 2025	Full Year 2025
Estimated diluted EPS attributable to IDEX	$1.18 - $1.24	$6.56 - $6.96
Acquisition-related intangible asset amortization	$0.41	$1.65
Tax impact on acquisition-related intangible asset amortization	$(0.09)	$(0.37)
Restructuring expenses(3)	$0.13 - $0.11	$0.33 - $0.27
Tax impact on restructuring expenses	$(0.03) - $(0.02)	$(0.07) - $(0.06)
Estimated adjusted diluted EPS attributable to IDEX	$1.60 - $1.65	$8.10 - $8.45

Table 8: Reconciliation of Estimated 2025 Net Income to Adjusted EBITDA (dollars in millions)

	Guidance
	First Quarter 2025		Full Year 2025
	Low End	High End	Low End	High End
Estimated Reported net income	$89.8	$94.8	$499.9	$530.0
Provision for income taxes	26.3	27.7	145.8	154.7
Interest expense - net	16.9	16.9	63.5	63.5
Depreciation	18.4	18.4	73.6	73.6
Amortization of intangible assets	31.4	31.4	125.5	125.5
Restructuring expenses(3)	10.0	8.0	25.0	21.0
Estimated Adjusted EBITDA	$192.8	$197.2	$933.3	$968.3

Estimated Net sales	$799.5	$805.7	$3,393.6	$3,457.6

Estimated Net income margin	11.2%	11.8%	14.7%	15.3%
Estimated Adjusted EBITDA margin	24.1%	24.5%	27.5%	28.0%

(1) Represents the sales from acquired or divested businesses during the first 12 months of ownership or prior to divestiture.

(2) Represents a reserve on an investment with a collaborative partner recorded in Other (income) expense – net during the second quarter of 2023. During the fourth quarter of 2023, the Company converted the promissory note receivable from the collaborative partner to equity, resulting in a cost method investment with zero value.

(3) Represents estimated restructuring costs to be incurred during 2025, primarily related to severance.